AMENDED AND RESTATED CONFIDENTIAL TERM SHEET

The following is a revised and restated confidential term sheet, relating to the proposed acquisition (as revised herein, the “Transaction”) of a majority interest in Premier Wealth Management, Inc., a Delaware corporation (“Premier”), by Transworld Investment Group PLC, a Cayman Islands entity. The parties hereto agree and consent to the termination of the previous term sheet of the parties dated as of November 7, 2008 (the “November Agreement”) or any other agreements relating to the subject matter between the parties, and to the replacement thereof by this Amended and Restated Confidential Term Sheet (this “Term Sheet”).

Summary
The purchaser and surviving parent will be Transworld Investment Group PLC (“Transworld”), which shall, subject to satisfaction of the conditions set forth herein and after closing of the Transaction own Premier. At Closing, Transworld will issue its common equity (the “Transworld Shares”) to Transworld’s shareholders (“Transworld Shareholders”) and Premier’s shareholders (“Premier Shareholders”).

Capitalization
After Closing, Transworld Holdings shall be owned 92.4% by the former owners of the Transworld Group with the remaining 7.6% (in addition to any shares issued in addition to the Settlement Shares owned by the former shareholders of Premier. The foregoing amounts are calculated on a fully diluted basis as at immediately after the Closing. Transworld shall apply for the listing of the Transworld Shares on the Nasdaq or the appropriate NYSE exchange or listing service, effective at Closing.

Pre-Closing Matters	The parties acknowledge the amount of $1,150,000 (the “Initial Payment”) paid by Transworld Group to or on behalf of Premier in furtherance of the transactions contemplated hereby.

Without admitting or denying any liabilities on either side, the parties hereto agree to the immediate issuance by Premier to Transworld of 8 million shares of common stock of Premier (the “Settlement Shares”) in consideration of this amount. The Settlement Shares shall be unconditionally issued hereby for a complete and irrevocable discharge and release of any and all liabilities of either party associated with the Initial Payment or otherwise relating to the previous term sheet or agreements entered into by the parties. Said shares will result in the immediate ownership by Transworld (inclusive of its affiliates) of 9.12m Premier Shares, or approximately 24% of Premier after the date hereof. No additional funds shall be required to be paid by Transworld to Premier, other than transaction costs of Premier, in reasonable amounts to be agreed to by the parties so as to satisfy all closing conditions.

Directors
Mr. Michael Abraham, an affiliate of Transworld, shall be appointed as an officer of Premier and shall be granted authority by the Board of Directors of Premier to direct certain control over and obtain information rights with respect to, Master Trust, S.A., so as to facilitate due diligence.

Transworld Investment Group plc, Cayman Financial Centre, Po Box 2510GT, Grand Cayman, Cayman Islands

Acquisition Terms Resulting Parent	At Closing, Master Trust S.A. shall remain a wholly owned subsidiary of Premier which in turn will be wholly owned and controlled by Transworld.

Domicile
Transworld will have and maintain its primary operations and place of business outside of the United States and its territories and a majority of its board and shareholders will remain non U.S. persons. The registered office of Transworld Group is, at the time of this Term Sheet, located at Cayman Financial Centre, PO Box 2510GT, George Town, Cayman Islands.

Premier will commence operations in the United States as a U.S. based life settlement trading company with national and international operations.

Premier
Premier, has quotations for its securities currently on the Pink Sheets quotation system in the United States, and is required to file periodic reports pursuant to Section 13 and 15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). As part of the Transaction, Premier will delist and instead, its shareholders will become minority Shareholders in Transworld Holdings. Premier is not, at the time of this Term Sheet or issuance of any Settlement Shares, current with its reporting requirements but will be in compliance and current before Closing. Premier's sole and direct operating subsidiary is, and immediately prior transferring the same at closing shall be, Master Trust.

Closing
A Closing shall occur as expeditiously as possible after the conditions to Closing set forth below or in the definitive transaction documents are satisfied. The parties shall, as expeditiously as possible, enter into definitive transaction documents and commence with preparation of all requisite filings to be made with the SEC as are necessary so as to complete the Transaction and related listing, including, without limitation, an F-4 registration registering the Transworld Shares and pursuant to which the Transworld shall file as a Foreign Private Issuer as defined in the rules promulgated under the Exchange Act, and a Schedule 13(d) to be filed by Transworld or its affiliates.

Accounting
Premier shall make best efforts to file all Exchange Act reports currently due or otherwise due from time to time, prior to closing, which efforts are, in part, dependant on continued funding by Transworld. Premier and the Transworld Group and their subsidiaries shall also, as expeditiously as possible, complete financial accounting due diligence and consolidated financial statements of Premier and the Transworld for purposes of Exchange Act financial reporting requirements, and shall implement appropriate internal controls over financial reporting to the extent not established yet. The parties intend to structure the transaction as a tax free exchange. Accordingly, the management and greater than 60% of the Transworld must be predominantly non U.S. persons for tax purposes.

Transworld Investment Group plc, Cayman Financial Centre, Po Box 2510GT, Grand Cayman, Cayman Islands

Conditions
The transaction is subject to, among other things: negotiation and completion of definitive share exchange agreements and closing documents with all standard and customary representations, warranties and covenants; completion of due diligence by both sides; the completion of consolidated financial statements, as necessary, to complete the Current Report on Form 8-K (or amendments thereto) mutually acceptable to both sides and any amendment thereto (as well as any other securities related filings to be filed by any of the parties or any of the shareholders of Transworld ); obtaining of all necessary shareholder and board approvals as well as regulatory or exchange approvals. The parties further agree to structure the transaction contemplated hereby in a fashion that causes the least adverse tax liability to the parties hereby generally and to the shareholders of Premier. An opinion of counsel of the Transworld shall be rendered at closing relating to its ownership and operation of assets, good standing, no conflicts, and the enforceability of transaction documents, due and valid authorization and issuance of Transworld Shares (fully paid, non assessable etc.) and other customary matters. An opinion of counsel to Premier shall be rendered at Closing relating to the Premier’s good standing, the enforceability of transaction documents, due and valid authorization and issuance of Premier Shares (fully paid, non assessable etc.) and other customary matters.

IN WITNESS WHEREOF The parties hereto have signed and delivered this Term Sheet the day and year first above written.

Executed by
TRANSWORLD INVESTMENT GROUP, PLC.

/s/ Michael Abraham
Michael Abraham
Director
Date: 4.5.09

Executed by

/s/ Nigel Gregg
Nigel Gregg
Chief Executive Officer
PREMIER WEALTH MANAGEMENT, INC.
Date:  4th May 2009.

Transworld Investment Group plc, Cayman Financial Centre, Po Box 2510GT, Grand Cayman, Cayman Islands